Exhibit 99.2

GLOBAL CROSSING LIMITED

Condensed Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2011 and 2010

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	September 30, 2011	December 31, 2010
	(unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$226	$372
Restricted cash and cash equivalents - current portion	5	4
Accounts receivable, net of allowances of $47 and $45	366	324
Prepaid costs and other current assets	94	91
Total current assets	691	791
Restricted cash and cash equivalents - long term	5	5
Property and equipment, net of accumulated depreciation of $1,757 and $1,514	1,129	1,179
Intangible assets, net (including goodwill of $199 and $208)	214	227
Other assets	110	108
Total assets	$2,149	$2,310

LIABILITIES:
Current liabilities:
Accounts payable	$272	$297
Accrued cost of access	82	78
Short term debt and current portion of long term debt	46	27
Obligations under capital leases - current portion	49	51
Deferred revenue - current portion	171	184
Other current liabilities	318	376
Total current liabilities	938	1,013
Long term debt	1,339	1,311
Obligations under capital leases	68	72
Deferred revenue	353	338
Other deferred liabilities	59	53
Total liabilities	2,757	2,787

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 61,305,647 and 60,497,709 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,451	1,443
Accumulated other comprehensive income (loss)	(4)	15
Accumulated deficit	(2,058)	(1,938)
Total shareholders' deficit	(608)	(477)
Total liabilities and shareholders' deficit	$2,149	$2,310

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

(unaudited)

	Nine Months Ended September 30,
	2011	2010

Revenue	$2,050	$1,926
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(897)	(870)
Real estate, network and operations	(348)	(303)
Third party maintenance	(69)	(78)
Cost of equipment and other sales	(78)	(75)
Total cost of revenue	(1,392)	(1,326)
Gross margin	658	600
Selling, general and administrative	(376)	(321)
Depreciation and amortization	(243)	(252)
Operating income	39	27
Other income (expense):
Interest income	1	1
Interest expense	(138)	(141)
Other expense, net	(3)	(37)
Loss before provision for income taxes	(101)	(150)
Provision for income taxes	(19)	(22)
Net loss	(120)	(172)
Preferred stock dividends	(3)	(3)
Loss applicable to common shareholders	$(123)	$(175)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(2.01)	$(2.90)
Weighted average number of common shares	61,066,369	60,393,860

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows provided by (used in) operating activities:
Net loss	$(120)	$(172)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on sale of marketable securities	—	2
Gain on sale of property and equipment	—	(1)
Deferred income tax	9	—
Non-cash stock compensation expense	12	15
Depreciation and amortization	243	252
Provision for doubtful accounts	5	1
Amortization of prior period IRUs	(22)	(19)
Change in long term deferred revenue	49	17
Other	(3)	59
Change in operating working capital:
- Changes in accounts receivable	(51)	(21)
- Changes in accounts payable and accrued cost of access	(21)	(52)
- Changes in other current assets	(19)	(2)
- Changes in other current liabilities	(48)	(45)
Net cash provided by operating activities	34	34

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(130)	(120)
Purchases of marketable securities	—	(10)
Proceeds from sale of marketable securities	—	8
Change in restricted cash and cash equivalents	—	(1)
Net cash used in investing activities	(130)	(123)

Cash flows provided by (used in) financing activities:
Repayment of capital lease obligations	(42)	(41)
Repayment of debt	(11)	(9)
Proceeds from exercise of stock options	2	—
Proceeds from sales-leasebacks	4	—
Finance costs incurred	(1)	(2)
Payment of employee taxes on share-based compensation	(3)	(1)
Net cash used in financing activities	(51)	(53)
Effect of exchange rate changes on cash and cash equivalents	1	(24)
Net decrease in cash and cash equivalents	(146)	(166)
Cash and cash equivalents, beginning of period	372	477
Cash and cash equivalents, end of period	$226	$311

Non-cash investing and financing activites:
Capital lease and debt obligations incurred	$56	$49
Accrued dividends converted to debt	$26	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except countries, cities, carriers, data centers, share and per share information)

(unaudited)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” is a holding company with all of its revenue generated by its subsidiaries and substantially all of its assets owned by its subsidiaries. GCL and its subsidiaries (collectively, the “Company”) are a global communications service provider. The Company offers a full range of data, voice and collaboration services and delivers service to approximately 40 percent of the companies in the Fortune 500, as well as 700 carriers, mobile operators and Internet service providers around the world. The Company delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 data centers located in major business centers. The Company’s operations are based principally in North America, Europe, Latin America and a portion of the Asia/Pacific region. The vast majority of the Company’s revenue is generated from monthly services. The Company reports financial results based on three separate operating segments: (i) Global Crossing (U.K.) Telecommunications Ltd (“GCUK”) and its subsidiaries (collectively, the “GCUK Segment”); (ii) GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”); and (iii) GCL and its other subsidiaries (collectively, the “Rest of World Segment” or “ROW Segment”) (see Note 11, “Segment Reporting”).

See Note 13, “Amalgamation with Level 3 Communications, Inc.”, for information related to the Agreement and Plan of Amalgamation with Level 3 Communications, Inc., a Delaware corporation (“Level 3”).

2. BASIS OF PRESENTATION

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s 2010 annual report on Form 10-K as amended by the Company’s Form 10-K/A filed on February 28, 2011. These unaudited condensed consolidated financial statements include the accounts of the Company over which it exercises control. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of interim results for the Company. The results of operations for any interim period are not necessarily indicative of results to be expected for the full year.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements, the disclosure of contingent assets and liabilities in the unaudited condensed consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses and cash flows during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ third party experts to assist in the Company’s evaluations.

Venezuelan Currency Risk

In Venezuela, the official bolivares—U.S. Dollar exchange rate established by the Venezuelan Central Bank (“BCV”) and the Venezuelan Ministry of Finance has historically attributed to the bolivar a value significantly greater than the value that prevailed on the former unregulated parallel market. The official rate is the rate used by the Comisión de Administración de Divisas (“CADIVI”), an agency of the Venezuelan government, to exchange bolivares pursuant to an official process that requires application and government approval. The Company uses the official rate to record the assets, liabilities and transactions of its Venezuelan subsidiary. Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for goods and services deemed “non-essential” and 2.60 for goods and services deemed “essential”. This devaluation reduced the Company’s net monetary assets (including unrestricted cash and cash equivalents) by approximately $27 based on the bolivares balances as of such date, resulting in a corresponding foreign exchange loss, included in other expense, net in the unaudited condensed Company’s consolidated statement of operations for the nine months ended September 30, 2010. Effective January 1, 2011, the Venezuela government further increased the official rate for goods and services deemed “essential” to 4.30 Venezuelan bolivares to the U.S. Dollar. This change had no effect on the carrying value of the Company’s net monetary assets.

In an attempt to control inflation, on May 18, 2010, the Venezuelan government announced that the unregulated parallel currency exchange market would be shut down and that the BCV would be given control over the previously unregulated portions of the exchange market. In June 2010, a new regulated currency trading system controlled by the BCV, the Transaction System for Foreign Currency Denominated Securities (“SITME”) commenced operations and established an initial weighted average implicit exchange rate of approximately 5.30 bolivares to the U.S. Dollar. Subject to the limitations and restrictions imposed by the BCV, entities domiciled in Venezuela may access the SITME by buying U.S. Dollar denominated securities through banks authorized by the BCV. The purpose of the new regulated system is to supplement the CADIVI application and approval process with an additional process that allows for quicker and smaller exchanges.

As indicated above, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to either the limitations and restrictions of the SITME or the CADIVI registration, application and approval process, and is also subject to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Approvals under the CADIVI process have been less forthcoming at times, resulting in a significant buildup of excess cash in the Company’s Venezuelan subsidiary and a significant increase in the Company’s exchange rate and exchange control risks.

At September 30, 2011, the Company had $6 of obligations registered and subject to approval by CADIVI for the conversion of bolivares into foreign currencies. The Company cannot predict the timing and extent of any CADIVI approvals to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate. Some approvals have been issued within a few months while others have taken more than one year. During the nine months ended September 30, 2011, the Company received $8 of approvals from CADIVI to convert bolivares to U.S. Dollars at both the essential and non-essential official rates. To date, the Company has not executed any exchanges through SITME. If the Company was to successfully avail itself of the SITME process to convert a portion of its Venezuelan subsidiary’s cash balances into U.S. Dollars, the Company would incur currency exchange losses in the period of conversion based on the difference between the official exchange rate and the SITME rate. Additionally, if the Company was to determine in the future that the SITME rate was the more appropriate rate to use to measure bolivar-based assets, liabilities and transactions, reported results would be further adversely affected.

In the third quarter of 2010, the Company participated in a debt auction held by the Venezuelan government and used bolivares to purchase $10 of U.S. Dollar-denominated bonds at par value in connection with the Company’s currency exchange risk mitigation efforts. The Company received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8 paid in U.S. Dollars, which resulted in an approximate 25% discount. The loss of $2 was included in other income (expense), net in the Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2010.

As of September 30, 2011, the Company’s Venezuelan subsidiary had $49 of cash and cash equivalents, of which $2 was held in U.S. Dollars and $47 (valued at the fixed official CADIVI rate of 4.30 Venezuelan bolivares to the U.S. Dollar at September 30, 2011 (the “CADIVI rate”)) was held in Venezuelan bolivares. For the nine months ended September 30, 2011, the Company’s Venezuelan subsidiary contributed approximately $43 of the Company’s consolidated revenue and $23 of the Company’s consolidated OIBDA (see Note 11, “Segment Reporting”), in each case based on the CADIVI rate. These amounts do not include any allocated corporate overhead costs or transfer pricing adjustments. As of September 30, 2011, the Company’s Venezuelan subsidiary had $51 of net monetary assets of which $6 were denominated in U.S. Dollars and $45 were denominated in Venezuelan bolivares at the CADIVI rate. As of September 30, 2011, the Company’s Venezuelan subsidiary had $84 of net assets. In light of the Venezuelan exchange control regime, none of these net assets (other than the $2 of cash denominated in U.S. Dollars and held outside of Venezuela) may be transferred to GCL in the form of loans, advances or cash dividends without the consent of a third party (i.e., CADIVI or SITME).

3. FINANCING ACTIVITIES

Financing Activities

During the nine months ended September 30, 2011, the Company entered into various debt agreements to finance various equipment purchases and software licenses. The total debt obligation resulting from these agreements was $27. These agreements have terms that range from 6 to 48 months with a weighted average effective interest rate of 9.8%. In addition, the Company entered into various capital leasing arrangements that aggregated $36, including $4 of proceeds from sales-leasebacks. These agreements have terms that range from 12 to 48 months with a weighted average effective interest rate of 9.1%.

In the nine months ended September 30, 2011, the Company issued a senior unsecured promissory note to STT Crossing Ltd., the holder of the Company’s convertible preferred stock and controlling shareholder, in principal amount of $26 for payment of dividends accrued from December 9, 2003 through March 31, 2011 on the Company’s convertible preferred stock. See Note 10, “Related Party Transactions” for more information related to the promissory note.

GCUK Notes Tender Offer

As required by the indenture governing the senior secured notes due 2014 (the “GCUK Notes”), within 120 days after the end of each twelve month period ending December 31, GCUK must offer (the “Excess Cash Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, using 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2010 Excess Cash Offer, the Company made an offer in April 2011 of approximately $17, exclusive of accrued but unpaid interest. Such offer expired on May 26, 2011 and no tenders were received by the close of the offer.  See Note 13, “Amalgamation with Level 3 Communications, Inc.” for information related to the redemption of the GCUK Notes.

4. ACQUISITIONS

Genesis Networks Acquisition

On October 29, 2010, the Company acquired 100% of the capital stock of Genesis Networks, a privately held company providing high performance, rich media and video-based applications, serving many of the world’s major broadcasters, producers and aggregators of specialized programming. The Company paid a purchase price for Genesis Networks of approximately $8 and repaid a portion of the debt and other liabilities assumed as part of the acquisition for total consideration including direct costs of $27.

The acquired network connects 70 cities on five continents and links important international media centers through 225 on-net points. The acquisition of Genesis Networks enables us to provide value-added solutions to address specialized video transmission requirements across multiple industries. The results of Genesis Networks’ operations are included in the Company’s consolidated financial statements commencing on October 29, 2010.

For the nine months ended September 30, 2011, Genesis Networks contributed approximately $24 of the Company’s consolidated revenue and $(2) of the Company’s consolidated net loss.

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Genesis Networks had occurred at January 1, 2010:

Nine Months Ended September 30, 2010

Revenue	$1,947

Net loss applicable to common shareholders (1)	$(185)

Net loss applicable to common shareholders per common share - basic and diluted	$(3.06)

(1)                   Net loss applicable to common shareholders was adjusted to include $4 of acquisition-related costs in the nine months ended September 30, 2010.

Included in the pro forma consolidated results of operations for the nine months ended September 30, 2010 are the following significant items: (i) a $6 property tax refund recorded in the U.K. which is included in real estate, network and operations in the accompanying condensed consolidated statements of operations; and (ii) a $27 foreign exchange loss as a result of the devaluation of the Venezuelan bolivar which is included in other income (expense), net in the accompanying condensed consolidated statements of operations (see Note 2, “Basis of Presentation”).

The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the Genesis Networks acquisition been completed as of the beginning of the period presented, nor should it be taken as indicative of the Company’s future consolidated results of operations.

5. RESTRUCTURING ACTIVITIES

At September 30, 2011 and December 31, 2010, restructuring liabilities are included in other current liabilities and other deferred liabilities in the Company’s condensed consolidated balance sheets. Below is a description of the Company’s significant restructuring plans:

2007 Restructuring Plans

During 2007, the Company adopted a restructuring plan as a result of the Impsat Fiber Networks, Inc. (“Impsat”) acquisition under which redundant Impsat employees were terminated. As a result, the Company incurred cash restructuring costs of approximately $8 for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of September 30, 2011 and December 31, 2010, the remaining liability of the 2007 restructuring plan including accrued interest was $5 and $3, respectively, all related to the GC Impsat Segment.

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slowdown of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated employees and vacated facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $65 as of September 30, 2011), offset by anticipated receipts from existing and future third-party subleases. As of September 30, 2011, anticipated third-party sublease receipts were $59, representing $41 from subleases already entered into and $18 from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the nine months ended September 30, 2011:

Facility
Closings
(unaudited)
Balance at December 31, 2010	$10
Deductions	(3)
Balance at September 30, 2011	$7

6. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	September 30, 2011	December 31, 2010
	(unaudited)
Accrued taxes, including value added taxes in foreign jurisdictions	$92	$105
Accrued payroll, bonus, commissions, and related benefits	78	58
Accrued interest	25	31
Customer deposits	18	34
Accrued real estate and related costs	13	14
Accrued capital expenditures	5	5
Accrued third party maintenance costs	9	9
Accrued restructuring costs - current portion	4	8
Accrued professional fees	6	8
Income taxes payable	6	5
Accrued preferred dividends (1)	1	26
Other	61	73
Total other current liabilities	$318	$376

(1)                   For further information see Note 10, “Related Party Transactions.”

7. COMPREHENSIVE LOSS

The components of comprehensive loss for the periods indicated are as follows:

	Nine Months Ended September 30,
	2011	2010
	(unaudited)
Net loss	$(120)	$(172)
Foreign currency translation adjustment	(19)	19
Comprehensive loss	$(139)	$(153)

8. LOSS PER COMMON SHARE

Basic loss per common share is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends of $3 for each of the nine months ended September 30, 2011 and 2010, respectively.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had net losses for each of the nine months ended September 30, 2011 and 2010, diluted loss per common share is the same as basic loss per common share.

Diluted loss per share for the nine months ended September 30, 2011 and 2010 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from the calculation of	Nine Months Ended September 30,
diluted loss per share	2011	2010
	(in millions)
Convertible preferred stock	18	18
Employee stock awards	6	2
Diluted weighted average number of common shares	24	20

On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) for total gross proceeds of $144. The 5% Convertible Notes which were convertible into approximately 6.3 million shares at a conversion price of $22.98 per share were not included in the above table for the nine months ended September 30, 2010 as the conversion price was greater than the average market price per share. The 5% Convertible Notes were retired in the fourth quarter of 2010.

9. CONTINGENCIES

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at September 30, 2011 and December 31, 2010. In accordance with the accounting for contingencies as governed by ASC Topic 450, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Further, with respect to loss contingencies, where it is probable that a liability has been incurred and there is a range in the expected loss and no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has accrued for the following matters in accordance with ASC Topic 450, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable developments in, or resolution or disposition of, one or more of these contingencies. The following is a description of the material legal proceedings and claims involving the Company commenced or pending during the nine months ended September 30, 2011. Estimates of reasonably possible losses may change from time to time and actual losses may be materially different from estimated amounts.

CenturyLink, Inc. (Qwest) Rights-of-Way Litigation

A large portion of the Company’s North American network comprises indefeasible rights of use purchased from CenturyLink, Inc. on a fiber-optic communication system constructed by CenturyLink within rights-of-way granted to certain railroads by various landowners. In May 2001, a purported class action was commenced on behalf of such landowners in the U.S. District Court for the Southern District of Illinois against CenturyLink and three of the Company’s subsidiaries, among other defendants. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by CenturyLink or any other entities. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of CenturyLink to defend and indemnify the Company in the lawsuit. In response, CenturyLink has appointed defense counsel to protect the Company’s interests.

The plaintiffs’ claims against the Company relating to periods of time prior to the Company’s January 28, 2002 bankruptcy filing were discharged in accordance with the Company’s Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network. However, the Company believes that it would be entitled to indemnification from CenturyLink for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity, and CenturyLink has reaffirmed this indemnification obligation.

Multiple attempts have been made to settle the above class action lawsuit and many similar class action lawsuits that have been pending against CenturyLink in other courts regarding the rights of way issue. In 2002, a proposed settlement was submitted to the U.S. District Court for the Northern District of Illinois and was preliminarily approved by the District Court, but rejected by the Court of Appeals for the Seventh Circuit in 2004. During 2008, the parties to the various class actions reached preliminary agreement to settle all of the pending cases and the parties submitted to the U.S. District Court for Massachusetts a motion for class certification and for approval of the proposed settlement. The District Court granted preliminary approval of the settlement and a number of objections to the settlement were filed. In a memorandum and order dated September 10, 2009, the District Court concluded that it did not have subject matter jurisdiction over the claims, denied final approval of the settlement and dismissed the case in its entirety. A number of the plaintiff groups then requested the Court to modify its decision. In a revised memorandum and order dated December 9, 2009, the Court reiterated its holding that the Court lacked subject matter jurisdiction over the claims and dismissed the case. Although the Company is not currently a defendant in any pending class action lawsuits involving the CenturyLink network, if the plaintiffs in such lawsuits were to prevail, CenturyLink could be forced to breach its contractual obligations to provide the Company with the aforementioned indefeasible rights of use.

Peruvian Tax Audit

Beginning in 2005, one of the Company’s Peruvian subsidiaries received a number of assessments for tax, penalty and interest based upon a tax examination conducted during 2004 by the Peruvian tax authorities (SUNAT) for calendar years 2001 and 2002. The SUNAT examiner took the position that the Company incorrectly documented its importations resulting in additional income tax withholding and value-added taxes (VAT). The total amount of the asserted claims, including potential interest and penalties, was $26, consisting of $3 for income tax withholding in connection with the import of services for calendar years 2001 and 2002, $7 in connection with VAT in connection with the import of services for calendar years 2001 and 2002, and $16 in connection with the disallowance of VAT credits for periods beginning in 2005. Due to accrued interest and foreign exchange effects, the total assessments have effectively increased to $82.

The Company challenged the tax assessments during 2005 by filing administrative claims before SUNAT. During August 2006 and June 2007 SUNAT rejected the Company’s administrative claims, thereby confirming the assessments. Appeals were filed in September 2006 and July 2007 in the Tax Court, which is the highest administrative authority. In October of 2011, the Tax Court rendered its opinion largely confirming SUNAT’s positions on these issues. The Company intends to appeal the Tax Court’s decision to Peru’s judicial system. At this time the Company cannot estimate the loss or range of loss that could reasonably be expected to result from this matter.

Employee Severance and Contractor Termination Disputes

A number of former employees and third-party contractors have asserted a variety of claims in litigation against subsidiaries within the GC Impsat Segment for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses, property damages, moral damages and related statutory penalties, fines, costs and expenses (including accrued interest, attorneys fees and statutorily mandated inflation adjustments) as a result of their separation from the Company or termination of service relationships. The asserted claims aggregate approximately $44.

The Company has asserted defenses to these claims in the court proceedings denying liability and estimates that the range of loss that could reasonably be expected to result from these claims is between $11 and $21.

Brazilian Tax Claims

In November 2002 and in October 2004, the Brazilian tax authorities of the States of Parana and São Paulo, respectively, issued two tax infraction notices against Impsat’s Brazilian subsidiary for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interest that amount to approximately $10. The notices informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—“Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Objections were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules. In the case of the São Paulo infraction notice, a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to official compulsory review by the Federal Taxpayers Council. In the case of the Parana infraction notice, an unfavorable administrative decision was issued, and the Company will appeal such decision in court.

In December 2004, March 2009 and April 2009, the São Paulo tax authorities issued tax assessments against Impsat Brazil for the collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties (in the case of the December 2004 and March 2009 assessments) and the sale of internet access services (in the case of the April 2009 assessment) by treating such activities as the provision of communications services, for which ICMS tax actually applies. Including penalties and interest, these assessments amount to approximately $38.

. Impsat Brazil filed objections to these assessments, arguing that the lease of assets and the provision of internet access are not communication services subject to ICMS. The objection to the December 2004 assessment was rejected in the State Administrative Court, and the Company has appealed such decision. The objections to the March and April 2009 assessments are still pending final administrative decisions.

The Company believes there are reasonable grounds to have all of the Brazilian tax assessments cancelled and estimates that the range of loss that could reasonably be expected to result from these assessments is between nil and $10.

Paraguayan Government Contract Claim

In 2005 and 2003, respectively, the National Telecommunications Commission of Paraguay (“CONATEL”) commenced separate administrative investigations against a joint venture (“JV 1”) between GC Impsat’s Argentine subsidiary and Electro Import S.A. and another joint venture (“JV 2”) between GC Impsat’s Argentine subsidiary and Loma Plata S.A. Both administrative investigations involve alleged breaches by the joint ventures of their obligations under government contracts relating to the installation and operation of public telephones and/or phone booths in Paraguay and under the regulatory licenses under which they operate. JV 1 and JV 2 have asserted various defenses in pending administrative proceedings relating to these matters. The Company estimates that $11 is the maximum loss that the Company could reasonably be expected to incur as a result of these matters.

Customer Bankruptcy Claim

During 2007 one of the Company’s U.S. subsidiaries commenced default and disconnect procedures against a customer for breach of a sales contract for termination of international and domestic wireless and wireline phone service based on the nature of the customer’s traffic, which rendered the contract highly unprofitable to the Company. After the process was begun, the customer filed for bankruptcy protection, thereby barring the Company from taking further disconnection actions against it. The Company commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer was prohibited from assuming the contract in its reorganization proceedings.

The customer filed several counterclaims against the Company alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and for related tort-based claims. The Company notified the customer that the Company would be raising its rates for certain of the services and filed a motion with the bankruptcy court seeking additional adequate assurance for the rate change, or an order allowing the Company to terminate the customer’s service. The customer amended its counter claims to assert claims for breach of contract based upon the rate increase. On July 3, 2008, the Court issued an opinion holding that the agreement did not permit the Company to increase the rates in the manner it did and that the Company: (a) breached the sales contract in so doing; and (b) was therefore not entitled to additional adequate assurance or an order terminating service. The Court did, however, permit the Company to amend its complaint to plead a rescission claim (which was filed on July 14, 2008) and to assert other defenses.

The Court dismissed the customer’s bankruptcy case by order dated November 25, 2009, retained the adversary proceeding (including the customer’s counterclaim), which is still pending. On December 26, 2009, the Company terminated service to the customer. The Company amended its complaint to include allegations relating to the manipulation of traffic data, so called “ANI stripping,” and the customer filed an amended answer, affirmative defenses and counterclaims.

On January 14, 2011, the Company filed a motion for summary judgment asserting that the customer is not entitled to recover any damages (other than those based on rescission-type theories) by reason of a limitation of liability provision in the contract and applicable law. On July 22, 2011, the Court issued its decision on the motion. Although the Court held that the limitation of liability provision of the contract was valid and enforceable and barred the customer from pursuing all forms of lost profit damages, the Court refused to exclude the customer’s claim for general damages at least at this point, and is permitting that issue to proceed.

Trial on certain issues commenced on November 16, 2011 and the Court heard testimony from four witnesses.  The trial is scheduled to resume on January 24, 2012. The lower end of the customer’s most recent damage estimate is approximately $150, and it has alleged damages substantially in excess of that amount. While the final outcome of this matter is uncertain, the Company believes it has good defenses to limit substantially the amount of damages recoverable by the customer, including defenses based upon the limitation of liability provisions in the contract.

Brazilian Municipal Telecommunications Services Fees

In April and May 2010, the Company’s Brazilian subsidiaries received collection notifications from the municipality of Rio de Janeiro regarding fees in the amount of approximately $80 for the use of public space (including both air space and underground space) relating to ducts containing telecommunications cables. The Company is challenging the fees on multiple grounds, including the lack of objective criteria for the calculation of the fees, the existence of prior court injunctions barring collection of the fees and the unconstitutionality of the assessment. On August 26, 2010, a justice of the Brazilian Supreme Court ruled unconstitutional a decree of the municipality that purported to tax the use of public air space and subsoil for the installation and passage of equipment utilized to provide telecommunication services. An interlocutory appeal was filed requesting a review by the full Brazilian Supreme Court. The appeal was denied in February 2011. Separately, the Company requested the municipality to suspend collection of the fees until final resolution of the asserted objections. This request was granted as to one of the Company’s Brazilian subsidiaries that had been assessed a fee of $70, and the Company expects the request to be granted as to the other Brazilian subsidiary that had been assessed the remaining $10 fee. Based on subsequent developments and analyses conducted after receipt of the collection notices, the Company does not at this time believe that this matter can reasonably be expected to result in a material loss.

10. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the nine months ended September 30, 2010, the Company provided approximately $1 of telecommunications services to subsidiaries and affiliates of ST Telemedia. During the nine months ended September 30, 2011, the Company received approximately $3 of collocation services from a subsidiary of ST Telemedia. During the nine months ended September 30, 2010, the Company received approximately $5 of collocation services from a subsidiary and affiliates of ST Telemedia. Additionally, during the nine months ended September 30, 2011 and 2010, the Company accrued dividends of $3, respectively, related to preferred stock held by a subsidiary of ST Telemedia.

As of September 30, 2011 and December 31, 2010, the Company had approximately $30 and $27, respectively, due to ST Telemedia and its subsidiaries and affiliates, and in each case nothing due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates primarily relate to dividends accrued on the Company’s 2% cumulative senior convertible preferred stock, and are included in “short term debt” and “other current liabilities” in the accompanying condensed consolidated balance sheets.

Senior Unsecured Promissory Note

On June 14, 2011, the Company issued a senior unsecured promissory note to STT Crossing Ltd. (an indirect subsidiary of ST Telemedia), the holder of the Company’s convertible preferred stock and the controlling shareholder of the Company, in principal amount of $26 for payment of dividends accrued from December 9, 2003 through March 31, 2011 on the Company’s convertible preferred stock. The note has an interest rate of 9% per annum and is payable on its maturity date of December 14, 2011 or prior to the maturity date: (i) if all conditions to the consummation of the Amalgamation of the Company with Level 3 Communications, Inc. (“Level 3”) have been satisfied or waived; (ii) 45 days after any termination of the Amalgamation agreement relating to the Amalgamation of the Company with Level 3 prior to its consummation; or (iii) if a change of control with respect to the Company or an event of default under the note occurs. Regular quarterly dividends on the Company’s convertible preferred stock in the amount of approximately $1 in respect of periods after March 31, 2011 are expected to be paid in cash on the fifteenth day of each July, October, January and April, subject to the satisfaction of certain solvency tests required by Bermuda law. See Note 13, “Amalgamation with Level 3 Communications, Inc.” for information related to the repayment of the senior unsecured promissory note.

11. SEGMENT REPORTING

Operating segments are defined in ASC Topic 280 as components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision makers (“CODMs”) in deciding how to assess performance and allocate resources. The Company’s CODMs assess performance and allocate resources based on three separate operating segments which management operates and manages as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the United Kingdom (“U.K.”). The GC Impsat Segment is a provider of telecommunication services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all the operations of Global Crossing Limited and its subsidiaries excluding the GCUK and GC Impsat Segments and comprises operations primarily in North America, with smaller operations in Europe, Latin America, and a portion of the Asia/Pacific region. This segment also includes our subsea fiber network, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services including data, IP and voice products. The services provided by all the Company’s segments support a migration path to a fully converged IP environment.

The CODMs measure and evaluate the Company’s reportable segments based on operating income (loss) before depreciation and amortization (“OIBDA”). OIBDA, as defined by the Company, is operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with U.S. GAAP and reflected in the Company’s condensed consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

OIBDA is an important part of the Company’s internal reporting and planning processes and a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions.

There are material limitations to using non-U.S. GAAP financial measures. The Company’s calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP.

The Company believes that OIBDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides the Company with an indication of the underlying performance of its everyday business operations. It excludes the effect of items associated with the Company’s capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with the Company’s everyday operations.

The following tables provide operating financial information for the Company’s three reportable segments and a reconciliation of segment results to consolidated results.

	Nine months ended September 30,
	2011	2010
	(unaudited)
Revenues from external customers
GCUK	$347	$348
GC Impsat	475	408
ROW	1,228	1,170
Total consolidated	$2,050	$1,926

Intersegment revenues
GC Impsat	$7	$7
ROW	13	11
Total	$20	$18

Total segment operating revenues
GCUK	$347	$348
GC Impsat	482	415
ROW	1,241	1,181
Less: intersegment revenues	(20)	(18)
Total consolidated	$2,050	$1,926

	Nine months ended September 30,
	2011	2010
	(unaudited)
OIBDA
GCUK	$57	$72
GC Impsat	154	130
ROW	71	77
Total segments	$282	$279

A reconciliation of OIBDA to income (loss) applicable to common shareholders follows:

	Nine Months Ended September 30, 2011
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
	(unaudited)
OIBDA	$57	$154	$71	$—	$282
Depreciation and amortization	(48)	(61)	(134)	—	(243)
Operating income (loss)	9	93	(63)	—	39
Interest income	5	2	10	(16)	1
Interest expense	(43)	(10)	(101)	16	(138)
Other income, net	2	(2)	(3)	—	(3)
Provision for income taxes	—	(20)	1	—	(19)
Preferred stock dividends	—	—	(3)	—	(3)

Income (loss) applicable to common shareholders	$(27)	$63	$(159)	$—	$(123)

	Nine Months Ended September 30, 2010
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
	(unaudited)
OIBDA	$72	$130	$77	$—	$279
Depreciation and amortization	(47)	(62)	(143)	—	(252)
Operating income (loss)	25	68	(66)	—	27
Interest income	5	2	15	(21)	1
Interest expense	(42)	(16)	(104)	21	(141)
Other expense, net	(5)	(28)	(4)	—	(37)
Provision for income taxes	—	(22)	—	—	(22)
Preferred stock dividends	—	—	(3)	—	(3)

Income (loss) applicable to common shareholders	$(17)	$4	$(162)	$—	$(175)

	September 30, 2011	December 31, 2010
	(unaudited)
Total Assets
GCUK	$503	$564
GC Impsat	809	845
ROW	1,335	1,430
Total segments	2,647	2,839
Less: Intercompany loans and accounts receivable	(498)	(529)
Total consolidated assets	$2,149	$2,310

	September 30, 2011	December 31, 2010
	(unaudited)
Unrestricted Cash
GCUK	$17	$76
GC Impsat	118	170
ROW	91	126
Total consolidated unrestricted cash	$226	$372

	September 30, 2011	December 31, 2010
	(unaudited)
Restricted Cash
ROW	$10	$9
Total consolidated restricted cash	$10	$9

Eliminations include intersegment eliminations and other reconciling items.

The Company accounts for intersegment sales of products and services at current market prices.

12. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued expenses and obligations under capital leases approximate their fair value (see Note 2, “Basis of Presentation” regarding the January 12, 2010 devaluation of the Venezuelan bolivar by the Venezuelan government). The fair values of the Company’s debt instruments are based on market quotes and management estimates. Other than the debt retired as part of the Amalgamation with Level 3, described in Note 13, “Amalgamation with Level 3 Communications, Inc.”, management believes the carrying value of other debt approximates fair value as of September 30, 2011 and December 31, 2010, respectively.

13.  AMALGAMATION WITH LEVEL 3 COMMUNICATIONS, INC.

On October 4, 2011, a subsidiary of Level 3 completed the amalgamation with GCL and became a wholly owned subsidiary of Level 3 through a tax free, stock for stock transaction (the “Amalgamation”).  As a result of the amalgamation, (i) each issued and outstanding common share of GCL was exchanged for 16 shares of Level 3, common stock, including the associated rights under Level 3’s Rights Agreement with Wells Fargo Bank, N.A., as rights agent, (the “Amalgamation Consideration”) and (ii) each issued and outstanding share of GCL’s 2% cumulative senior convertible preferred stock was exchanged for the Amalgamation Consideration, plus an amount equal to the aggregate accrued and unpaid dividends thereon.  In addition, (i) the issued and outstanding options to purchase GCL common shares were exchanged into options to purchase Level 3’s common stock and (ii) the issued and outstanding restricted stock units covering GCL’s common shares, to the extent applicable in accordance with their terms, vested and settled for 16 shares of Level 3’s common stock.

As a result of the Amalgamation, Level 3 refinanced a majority of the Company’s outstanding consolidated debt as of September 30, 2011.  The entire principal amount of the GCUK Notes (approximately $430) was redeemed on November 3, 2011 at the current redemption premiums outlined in its indenture dated December 23, 2004.  The entire aggregate principal amount of the $750 of GCL’s outstanding 12% senior notes due 2015 and all of the outstanding $150 9% senior notes due 2019 were also redeemed in early November 2011.  In addition, amounts owed to STT Crossing Ltd. for the senior unsecured promissory note were repaid (see Note 10, “Related Party Transactions”).  The shares of GCL stock, which was previously traded under the symbol “GLBC,” ceased trading on the NASDAQ Global Select Market (“NASDAQ”) before the open of trading on October 4, 2011 and were delisted from NASDAQ as of October 5, 2011.